Exhibit 99.2
                                                                    ------------
                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
LITIGATION TRUSTEE
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
LITIGATION TRUSTEE
Tel.: (516) 873-0055
FAX: (516) 873-1155


                                  PRESS RELEASE


          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
                  ANNOUNCES DECISION IN FORBEARANCE LITIGATION


      Houston, Texas - October 29, 2001. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced today that the U.S. Court of Federal Claims filed its decision on the merits of the damages claims in the forbearance litigation brought by the former Bank United Corp. and its co-plaintiffs against the federal government. The court ruled that the plaintiffs in the action are not entitled to any lost profit damages. The court also ruled that the plaintiffs are entitled to recover mitigation costs in the amount of $8,826,783. The Litigation Trust is determining its next course of action, including a possible appeal of the decision to the U.S. Court of Appeals for the Federal Circuit. The federal government also can appeal this decision, as well as the court's previous decision regarding the government's liability.

      The Litigation Trust (SEC File No. 000-32301) will file the full text of the court's opinion with the Securities and Exchange Commission, and the description of the ruling set forth above is qualified in its entirety to such opinion.

      The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United and Hyperion Partners L.P. against the federal government. The U.S. Court of Federal Claims previously ruled that the federal government is liable in the action, and only the issue of damages had remained undecided by the court. The plaintiffs in the action claimed approximately $560 million in damages. The Litigation Trust is entitled to receive 85% of any litigation proceeds, after adjustments for expenses, interest, and taxes.

      Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and


    3200 SOUTHWEST FREEWAY, SUITE 1001 * HOUSTON, TEXAS 77027 * BNKUZ@AOL.COM


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Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.

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          3200 SOUTHWEST FREEWAY, SUITE 1001 * HOUSTON, TEXAS 77027 *
                            TELEPHONE (713) 543-6958